Exhibit 4.45

Supplementary Agreement II

This Supplementary Agreement II (hereinafter referred to as “this Agreement”) is executed in Chaoyang District Beijing on December 31, 2018 between:

Party A: Xijin (Shanghai) Venture Capital Investment Management Co., Ltd.

Address: Room 212-A, No. 89 Yunling East Road, Putuo District, Shanghai

Party B: Shenzhen Qianhai Minheng Business Factoring Co., Ltd.

Address: Room 201, Building A, No. 1 Qianwan 1st Road, Qianhai SZ-HK Cooperation Zone, Shenzhen (registered with Shenzhen Qianhai Business Secretary Co., Ltd.)

WHEREAS

1.              Party A and Party B have been entered into a loan agreement (hereinafter referred to as “Loan Agreement I”) dated July 14, 2018, and Party A agrees to provide Party B a loan at the amount of RMB 70,000,000 thereunder;

2.              Party A and Party B have been entered into a loan agreement (hereinafter referred to as “Loan Agreement II”) dated July 25, 2018, and Party A agrees to provide Party B a loan at the amount of RMB 120,000,000 thereunder;

3.              Party A and Party B have been entered into a supplementary agreement (hereinafter referred to as “Supplementary Agreement I”) dated August 21, 2018.

Both parties agree and amend certain provisions under Supplementary Agreement I as following:

I.                                        Amendment to the term of loan

Both parties agree to replace the due date of loan under Loan Agreement I and Loan Agreement II from December 31, 2018 to May 15, 2019. The Term of Loan is renewable and revisable if both parties agree.

II.                                   Miscellaneous

1.              Except for the amendments made under this agreement, the rights and obligations of the two parties under Loan Agreement I, Loan Agreement II and Supplementary Agreement II are still valid and effective; if there is any inconsistency between Loan Agreement I, Loan Agreement II, Supplementary Agreement II and this Agreement, this Agreement shall prevail.

2.              This Agreement shall become effective once both of the parties have affixed the official seal or the contract seal.

3.              This Agreement is made in duplicate, and each party holds one counterpart having the same legal effect.

(The following is intentionally left blank)

(This is the signature page to the Supplementary Agreement II)

Party A: Xijin (Shanghai) Venture Capital Investment Management Co., Ltd. (seal)

Party B: Shenzhen Qianhai Minheng Business Factoring Co., Ltd. (seal)